Exhibit 10.6

Management Equity Investment and Incentive Termsheet

Name:	Scott Croft (“you” or “Executive”)

Effective Date:	October 26, 2010 (the “Effective Date”)

Term of Employment:	Three years, commencing on the Effective Date, subject to earlier termination by either party; term of employment shall automatically be renewed for consecutive one-year terms at the end of the initial term unless either party gives at least 90 days written notice of its intention not to renew prior to the expiration of a term (provided that no notice of non-renewal may be given during the 18-month period following a Change in Control (as defined below) or prior to a Change in Control but in connection with a pending Change in Control and at the request of a third-party attempting to effectuate such a Change in Control).

Position:	President, Downstream Segment

Reports to:	Chief Executive Officer

Location:	You will be based out of the headquarters of Noranda Aluminum, Inc. (the “Company”) in Franklin, Tennessee during the regular business work week (i.e., Monday to Friday) except for travel on Company business or during vacation or holidays.

Base Salary:	$275,000/year, payable as of July 1, 2010.

Annual Incentive Bonus:	Targeted annual bonus amount is 50% of base salary, with target payout primarily dependent upon achievement of the targets set forth for you in the Company’s bonus plan.

Employee Benefits:	You will participate in the employee benefits plans made available to senior executives of the Company.

Vacation:	You will be entitled to four weeks per annum of paid vacation (or longer if provided under the Company’s vacation policy).

Change in Control:	For purposes of this termsheet, “Change in Control” shall have the meaning ascribed to it in the Noranda Aluminum Holding Corporation 2010 Incentive Award Plan (as in effect on the Effective Date) (the “LTIP”).

If the Executive’s employment is terminated prior to a Change in Control and the Executive demonstrates that such termination (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive’s employment.

If, during the term of this Agreement, the Executive’s employment with the Company shall be terminated within 18 months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(a) If the Executive’s employment with the Company and its affiliates shall be terminated (1) by the Company for Cause or Disability (as defined in the LTIP), (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay to the Executive any and all accrued compensation up to the date of termination and, if such termination is other than by the Company for Cause, a pro rata bonus for the year of termination strictly in accordance with the Company’s incentive plan (payable at the time annual bonuses are generally distributed for the applicable fiscal year).

(b) If the Executive’s employment with the Company and its affiliates shall be terminated for any reason other than as specified in (a) above, the Executive shall, subject to the Executive’s execution (within 50 days of the date of termination) and non-revocation of a release of claims in a form reasonably acceptable to the Company, be entitled to the following:

(i) the Company shall pay the Executive all accrued compensation and a pro rata bonus for the year of termination strictly in accordance with the Company’s incentive plan (payable at the time annual bonuses are generally distributed for the applicable fiscal year);

(ii) the Company shall pay the Executive, as severance pay and in lieu of any further compensation for periods subsequent to the termination date, in a single payment to be made on the 60th day following the date of termination, an amount in cash equal to two times the sum of (A) the Executive’s base salary on the date of the Change in Control or on the date of termination, whichever is greater, and (B) the Executive’s target annual bonus amount, based on the salary and bonus percentage in effect on the date of the Change in Control or on the date of termination, in each case, whichever is greater;

(iii) the Company will also provide you (and your eligible dependants) continued health benefits for an 18-month period or until you and your dependants are eligible to be covered by a successor employer’s comparable plans, whichever is sooner;

(iv) with respect to your stock options to purchase shares of Noranda Aluminum Holding Corporation (“Parent”) common stock that were granted to you prior to May 19, 2010 (the “Pre-IPO Options”), such options, to the extent unvested, will automatically vest as of the date of termination.

Severance:	For circumstances other than those involving a Change in Control, in the event that your employment is terminated by the Company without Cause or you resign your employment for Good Reason, subject to your execution (within 50 days of the date of termination) and non-revocation of a release of claims in a form reasonably acceptable to the Company, the Company will pay you (i) severance in an amount equal to your then-current base salary plus target bonus for a period of 12 months, and (ii) a pro rata portion of your annual bonus with respect to the portion of the year in which your termination occurs based on the Company’s actual performance for such full year and payable at such time as annual bonuses are otherwise paid by the Company. Amounts owed under (i) of this paragraph shall be payable in accordance with the Company’s regular payroll practices as of the date of termination in the same amounts per payroll cycle in effect immediately prior to termination until the end of the calendar year in which termination occurs and then in a lump sum payable in the first month of the year following termination. With respect to your Pre-IPO Options, an additional number of options will vest equal to the number of options, if any, that would have vested if you had continued to be employed by the Company for an additional 12-month period following the termination date. The Company will also provide you (and your eligible dependants) continued health benefits for a 12-month period, or until you and your dependants are eligible to be covered by a successor employer’s comparable plans, whichever is sooner, in the case of a termination entitling you to severance under this paragraph.

You will not be entitled to any severance (other than accrued and unpaid Base Salary) in the event that your employment with the Company is terminated for Cause or you resign without Good Reason.

Golden Parachute	Anything herein to the contrary notwithstanding, in the event the
Cutback:	Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. For purposes hereof, the “Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations hereunder and reasonably acceptable to the Executive.

If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm hereunder shall be binding upon the Company and the Executive. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the cash payments (to the extent such amounts are considered Payments) under the following sections in the following order: (x) cash severance payments, (y) prorated bonus payments and (z) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, the Executive shall promptly (and in no event later than 60 days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code compounded semiannually; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Company to or for the benefit of the Executive together with interest at the applicable federal short-term rate provided for in Section 7872(f)(2)(A) of the Code compounded semiannually.

To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

For purposes hereof, (i) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to the Executive in the relevant tax year(s), (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment, (iii) “Payment” shall mean any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise, and (iv) “Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code, minus (y) $1.00.

Restrictive Covenants:	You shall be subject to a noncompetition obligation with respect to the Company and a “no hire” and non-solicitation obligation with respect to the Company’s and its affiliates’ employees, independent contractors and customers (including former employees and independent contractors) as set forth in Section 9 of Parent’s Securityholders Agreement (the “Securityholders Agreement”), except that the “Restricted Period” shall apply while you are employed by the Company and for a period of twelve months after termination of employment for any reason. You agree that the terms of such Section 9 of the Securityholders Agreement, as modified hereby, are deemed incorporated herein, and shall survive any termination of the Securityholders Agreement.

You agree that you shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, other than in the course of any assigned duties and for the benefit of the Company, either during your period of employment, or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, or Parent, which shall have been obtained by you during your employment by the Company or a subsidiary.

For the avoidance of doubt, these “Restrictive Covenants” shall survive termination of the term of employment.

Cause:	For purposes of the foregoing, “Cause” means a termination of your employment by the Company or any of its subsidiaries based on (i) your commission of a felony crime or a crime of moral turpitude, (ii) your willful commission of a material act of dishonesty involving the Company or any of its affiliates or subsidiaries, (iii) your material breach of your obligations under any agreement entered into between you and the Company or any of its subsidiaries and affiliates, (iv) your willful or continued failure to perform your material duties, (v) your material breach of the policies or procedures of the Company or any of its subsidiaries, or (vi) any other willful misconduct which causes material harm to the Company or any of its affiliates or subsidiaries or their business reputations, including due to any adverse publicity; provided, however, that none of the events described in the foregoing clauses (iii), (iv), (v) or (vi) shall constitute Cause unless the Company, or its applicable subsidiary that employs you, has notified you in writing describing the events which constitute Cause and then only if you fail to cure such events within fifteen (15) days after receipt of such written notice (provided that, in the event such breach is not curable, no notice period shall be required).

Good Reason:

For purposes of the foregoing, “Good Reason” means your voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without your consent (i) a material reduction in your base salary or bonus potential (but not including any pre-Change in Control diminution related to an across-the-board compensation reduction applying to senior management of the Company and its subsidiaries generally), (ii) a material adverse change in your title, duties, or responsibilities each as in effect immediately after the Effective Date, (iii) a requirement that you relocate your principal place of employment by more than 50 miles (other than in connection with a pre-Change in Control relocation of the Company’s headquarters, if you are relocated to the new headquarters), or (iv) a notice by the Company of non-extension of the term of employment (other than under circumstances where your employment is to be continued subsequent to such non-extension with terms of employment and severance protections that are consistent with peer group market practice, as determined by the Company in reasonable good faith);

provided, however, that no termination shall be for Good Reason unless (x) you notify the Company, or its applicable subsidiary that employs you, in writing within 60 days of the occurrence of the applicable event which constitutes Good Reason, (y) the Company or such subsidiary fails to cure such event within 30 days after receipt of such written notice, and (z) you terminate for Good Reason within 60 days of the conclusion of such cure period.

Miscellaneous:	Your eligibility for severance hereunder serves in lieu of participation in any other severance plan, program, or arrangement of the Company and its affiliates, and you hereby waive any rights to participate in any such plans, programs, or arrangements.

In the event that you receive severance payments hereunder prior to execution and non-revocation of the required release of claims, and subsequently fail to execute within the requisite period, or revoke, such release of claims, the Company may require you to return an amount equal to all severance payments previously paid to you hereunder.

This termsheet is intended to comply with the requirements of Section 409A of the Code or an exception or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Severance payments are intended to be excluded from coverage under Section 409A of the Code. Notwithstanding the foregoing, in the event that such payments are deemed to be “nonqualified deferred compensation” for purposes of Section 409A of the Code and the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination), severance amounts that would otherwise be payable during the six-month period immediately following the Executive’s date of termination of employment shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of such date, on the first business day after the date that is six months following such date. Each payment hereunder shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made hereunder. The Company and the Executive shall cooperate to ensure that the date of termination of employment coincides with the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code, to the extent necessary for purposes of compliance with Section 409A of the Code.

All reimbursements and in-kind benefits provided hereunder that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company hereunder be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. § 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year, (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit, and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).

To the extent permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the terms hereof, in the least restrictive manner necessary and without any material diminution in the value of the rights of the Executive, in order to cause the provisions hereof to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

By signing below, the parties agree that this termsheet will be binding upon the parties and constitutes a binding commitment on the part of the undersigned Executive.

NORANDA ALUMINUM, INC.

BY:	/s/ Alan Brown
Name: Alan Brown
Title: Vice President – Human Resources

NORANDA ALUMINUM HOLDING CORPORATION

BY:	/s/ Gail E. Lehman
Name: Gail E. Lehman
Title: Vice President & General Counsel

/s/ Scott Croft
Scott Croft

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